Exhibit 99(a)(1)

CERTIFICATE OF TRUST

OF

CENTRAL PARK GROUP ALTERNATIVE STRATEGIES FUND

This Certificate of Trust of Central Park Group Alternative Strategies Fund (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1.         Name. The name of the trust formed hereby is Central Park Group Alternative Strategies Fund.

2.         Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware 19901. The name of the Trust’s registered agent at such address is National Corporate Research, Ltd.

3.         Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

4.	Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ Mitchell A. Tanzman
Name: Mitchell A. Tanzman
Title: Trustee